Exhibit 99.2

FOR IMMEDIATE RELEASE
(All amounts in Canadian dollars)

Tim Hortons Inc. declares a dividend
of $0.32 per common share

OAKVILLE, ONTARIO, (May 7, 2014): Tim Hortons Inc. (TSX: THI, NYSE: THI) today announced that the Board of Directors has declared a dividend of $0.32 per common share payable to shareholders of record as of May 22, 2014. The dividend is payable on June 5, 2014.

Dividends are declared and paid in Canadian dollars to all shareholders with Canadian resident addresses. For U.S. shareholders, the dividends will be converted to, and paid in, U.S. dollars based on prevailing exchange rates at the time of conversion by Tim Hortons for registered shareholders and by CDS Clearing and Depository Services Inc. for beneficial shareholders. The declaration and payment of future dividends remain subject to the discretion of the Board of Directors.
Tim Hortons Inc. Overview

Tim Hortons is one of the largest publicly-traded restaurant chains in North America based on market capitalization, and the largest in Canada. Operating in the quick service segment of the restaurant industry, Tim Hortons appeals to a broad range of consumer tastes, with a menu that includes premium coffee, hot and cold specialty drinks (including lattes, cappuccinos and espresso shots), specialty teas and fruit smoothies, fresh baked goods, grilled Panini and classic sandwiches, wraps, soups, prepared foods and other food products. As of March 30, 2014, Tim Hortons had 4,524 systemwide restaurants, including 3,610 in Canada, 870 in the United States and 44 in the Gulf Cooperation Council. More information about the Company is available at www.timhortons.com.

For Further information:
Scott Bonikowsky: (905) 339-6186 or bonikowsky_scott@timhortons.com